UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

Vringo, Inc.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
92911N104
(CUSIP Number)
July 21, 2011
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☑ Rule 13d-1(c)

     ☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	92911N104

1	NAMES OF REPORTING PERSONS DAG Ventures IV-QP, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		652,173 shares of Common Stock (2)(3)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON

WITH:	8	SHARED DISPOSITIVE POWER

652,173 shares of Common Stock (2)(3)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

652,173

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
(1) This statement on Schedule 13G is filed by DAG Ventures IV-QP, L.P. (“DAG IV-QP”), DAG Ventures IV, L.P. (“DAG IV”), DAG Ventures Management IV, LLC (“DAG IV LLC”), Messrs. R. Thomas Goodrich, John J. Cadeddu, Greg Williams, Young J. Chung and Nick Pianim (collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) The Note is convertible into the Issuer’s Common Stock at a price of $1.38 or, if lower, 90% of the price at which securities are sold upon the consummation of the Issuer’s immediate subsequent financing, but in no event shall the Issuer issue Common Stock upon conversion of the Note and the series of notes issued by the Issuer in excess of 19.99% of the total shares outstanding of the Issuer on the date of closing of the issuance of the Notes.
(3) The shares are issuable upon the optional conversion of that certain 1.25% secured convertible promissory note of the Issuer (the “Note”). The shares consist of (i) 589,839 shares of Common Stock held by DAG IV-QP and (ii) 62,334 shares of Common Stock held by DAG IV. DAG IV LLC serves as the general partner of DAG IV-QP and DAG IV. As such, DAG IV LLC possesses power to direct the voting and disposition of the shares owned by DAG IV-QP and DAG IV and may be deemed to have indirect beneficial ownership of the shares held by DAG IV-QP and DAG IV. DAG IV LLC owns no securities of the Issuer directly. Messrs. R. Thomas Goodrich, John J. Cadeddu, Greg Williams, Young J. Chung and Nick Pianim are Managing Directors of DAG IV LLC. As such, Messrs. R. Thomas Goodrich, John J. Cadeddu, Greg Williams, Young J. Chung and Nick Pianim possess power to direct the voting and disposition of the shares owned by DAG IV-QP and DAG IV and may be deemed to have indirect beneficial ownership of the shares held by DAG IV-QP and DAG IV. Messrs. R. Thomas Goodrich, John J. Cadeddu, Greg Williams, Young J. Chung and Nick Pianim own no securities of the Issuer directly.

Page 2 of 13 Pages

CUSIP No.	92911N104

1	NAMES OF REPORTING PERSONS DAG Ventures IV, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		652,173 shares of Common Stock (2)(3)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON

WITH:	8	SHARED DISPOSITIVE POWER

652,173 shares of Common Stock (2)(3)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

652,173

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
(1) This statement on Schedule 13G is filed by DAG Ventures IV-QP, L.P. (“DAG IV-QP”), DAG Ventures IV, L.P. (“DAG IV”), DAG Ventures Management IV, LLC (“DAG IV LLC”), Messrs. R. Thomas Goodrich, John J. Cadeddu, Greg Williams, Young J. Chung and Nick Pianim (collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) The Note is convertible into the Issuer’s Common Stock at a price of $1.38 or, if lower, 90% of the price at which securities are sold upon the consummation of the Issuer's immediate subsequent financing, but in no event shall the Issuer issue Common Stock upon conversion of the Note and the series of notes issued by the Issuer in excess of 19.99% of the total shares outstanding of the Issuer on the date of closing of the issuance of the Notes.
(3) The shares are issuable upon the optional conversion of that certain 1.25% secured convertible promissory note of the Issuer (the “Note”). The shares consist of (i) 589,839 shares of Common Stock held by DAG IV-QP and (ii) 62,334 shares of Common Stock held by DAG IV. DAG IV LLC serves as the general partner of DAG IV-QP and DAG IV. As such, DAG IV LLC possesses power to direct the voting and disposition of the shares owned by DAG IV-QP and DAG IV and may be deemed to have indirect beneficial ownership of the shares held by DAG IV-QP and DAG IV. DAG IV LLC owns no securities of the Issuer directly. Messrs. R. Thomas Goodrich, John J. Cadeddu, Greg Williams, Young J. Chung and Nick Pianim are Managing Directors of DAG IV LLC. As such, Messrs. R. Thomas Goodrich, John J. Cadeddu, Greg Williams, Young J. Chung and Nick Pianim possess power to direct the voting and disposition of the shares owned by DAG IV-QP and DAG IV and may be deemed to have indirect beneficial ownership of the shares held by DAG IV-QP and DAG IV. Messrs. R. Thomas Goodrich, John J. Cadeddu, Greg Williams, Young J. Chung and Nick Pianim own no securities of the Issuer directly.

Page 3 of 13 Pages

CUSIP No.	92911N104

1	NAMES OF REPORTING PERSONS DAG Ventures Management IV, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		652,173 shares of Common Stock (2)(3)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON

WITH:	8	SHARED DISPOSITIVE POWER

652,173 shares of Common Stock (2)(3)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

652,173

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO
(1) This statement on Schedule 13G is filed by DAG Ventures IV-QP, L.P. (“DAG IV-QP”), DAG Ventures IV, L.P. (“DAG IV”), DAG Ventures Management IV, LLC (“DAG IV LLC”), Messrs. R. Thomas Goodrich, John J. Cadeddu, Greg Williams, Young J. Chung and Nick Pianim (collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) The Note is convertible into the Issuer’s Common Stock at a price of $1.38 or, if lower, 90% of the price at which securities are sold upon the consummation of the Issuer’s immediate subsequent financing, but in no event shall the Issuer issue Common Stock upon conversion of the Note and the series of notes issued by the Issuer in excess of 19.99% of the total shares outstanding of the Issuer on the date of closing of the issuance of the Notes.
(3) The shares are issuable upon the optional conversion of that certain 1.25% secured convertible promissory note of the Issuer (the “Note”). The shares consist of (i) 589,839 shares of Common Stock held by DAG IV-QP and (ii) 62,334 shares of Common Stock held by DAG IV. DAG IV LLC serves as the general partner of DAG IV-QP and DAG IV. As such, DAG IV LLC possesses power to direct the voting and disposition of the shares owned by DAG IV-QP and DAG IV and may be deemed to have indirect beneficial ownership of the shares held by DAG IV-QP and DAG IV. DAG IV LLC owns no securities of the Issuer directly. Messrs. R. Thomas Goodrich, John J. Cadeddu, Greg Williams, Young J. Chung and Nick Pianim are Managing Directors of DAG IV LLC. As such, Messrs. R. Thomas Goodrich, John J. Cadeddu, Greg Williams, Young J. Chung and Nick Pianim possess power to direct the voting and disposition of the shares owned by DAG IV-QP and DAG IV and may be deemed to have indirect beneficial ownership of the shares held by DAG IV-QP and DAG IV. Messrs. R. Thomas Goodrich, John J. Cadeddu, Greg Williams, Young J. Chung and Nick Pianim own no securities of the Issuer directly.

Page 4 of 13 Pages

CUSIP No.	92911N104

1	NAMES OF REPORTING PERSONS R. Thomas Goodrich

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		652,173 shares of Common Stock (2)(3)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON

WITH:	8	SHARED DISPOSITIVE POWER

652,173 shares of Common Stock (2)(3)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

652,173

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This statement on Schedule 13G is filed by DAG Ventures IV-QP, L.P. (“DAG IV-QP”), DAG Ventures IV, L.P. (“DAG IV”), DAG Ventures Management IV, LLC (“DAG IV LLC”), Messrs. R. Thomas Goodrich, John J. Cadeddu, Greg Williams, Young J. Chung and Nick Pianim (collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) The Note is convertible into the Issuer’s Common Stock at a price of $1.38 or, if lower, 90% of the price at which securities are sold upon the consummation of the Issuer’s immediate subsequent financing, but in no event shall the Issuer issue Common Stock upon conversion of the Note and the series of notes issued by the Issuer in excess of 19.99% of the total shares outstanding of the Issuer on the date of closing of the issuance of the Notes.
(3) The shares are issuable upon the optional conversion of that certain 1.25% secured convertible promissory note of the Issuer (the “Note”). The shares consist of (i) 589,839 shares of Common Stock held by DAG IV-QP and (ii) 62,334 shares of Common Stock held by DAG IV. DAG IV LLC serves as the general partner of DAG IV-QP and DAG IV. As such, DAG IV LLC possesses power to direct the voting and disposition of the shares owned by DAG IV-QP and DAG IV and may be deemed to have indirect beneficial ownership of the shares held by DAG IV-QP and DAG IV. DAG IV LLC owns no securities of the Issuer directly. Messrs. R. Thomas Goodrich, John J. Cadeddu, Greg Williams, Young J. Chung and Nick Pianim are Managing Directors of DAG IV LLC. As such, Messrs. R. Thomas Goodrich, John J. Cadeddu, Greg Williams, Young J. Chung and Nick Pianim possess power to direct the voting and disposition of the shares owned by DAG IV-QP and DAG IV and may be deemed to have indirect beneficial ownership of the shares held by DAG IV-QP and DAG IV. Messrs. R. Thomas Goodrich, John J. Cadeddu, Greg Williams, Young J. Chung and Nick Pianim own no securities of the Issuer directly.

Page 5 of 13 Pages

CUSIP No.	92911N104

1	NAMES OF REPORTING PERSONS John J. Cadeddu

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		652,173 shares of Common Stock (2)(3)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON

WITH:	8	SHARED DISPOSITIVE POWER

652,173 shares of Common Stock (2)(3)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

652,173

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This statement on Schedule 13G is filed by DAG Ventures IV-QP, L.P. (“DAG IV-QP”), DAG Ventures IV, L.P. (“DAG IV”), DAG Ventures Management IV, LLC (“DAG IV LLC”), Messrs. R. Thomas Goodrich, John J. Cadeddu, Greg Williams, Young J. Chung and Nick Pianim (collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) The Note is convertible into the Issuer’s Common Stock at a price of $1.38 or, if lower, 90% of the price at which securities are sold upon the consummation of the Issuer’s immediate subsequent financing, but in no event shall the Issuer issue Common Stock upon conversion of the Note and the series of notes issued by the Issuer in excess of 19.99% of the total shares outstanding of the Issuer on the date of closing of the issuance of the Notes.
(3) The shares are issuable upon the optional conversion of that certain 1.25% secured convertible promissory note of the Issuer (the “Note”). The shares consist of (i) 589,839 shares of Common Stock held by DAG IV-QP and (ii) 62,334 shares of Common Stock held by DAG IV. DAG IV LLC serves as the general partner of DAG IV-QP and DAG IV. As such, DAG IV LLC possesses power to direct the voting and disposition of the shares owned by DAG IV-QP and DAG IV and may be deemed to have indirect beneficial ownership of the shares held by DAG IV-QP and DAG IV. DAG IV LLC owns no securities of the Issuer directly. Messrs. R. Thomas Goodrich, John J. Cadeddu, Greg Williams, Young J. Chung and Nick Pianim are Managing Directors of DAG IV LLC. As such, Messrs. R. Thomas Goodrich, John J. Cadeddu, Greg Williams, Young J. Chung and Nick Pianim possess power to direct the voting and disposition of the shares owned by DAG IV-QP and DAG IV and may be deemed to have indirect beneficial ownership of the shares held by DAG IV-QP and DAG IV. Messrs. R. Thomas Goodrich, John J. Cadeddu, Greg Williams, Young J. Chung and Nick Pianim own no securities of the Issuer directly.

Page 6 of 13 Pages

CUSIP No.	92911N104

1	NAMES OF REPORTING PERSONS Greg Williams

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		652,173 shares of Common Stock (2)(3)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON

WITH:	8	SHARED DISPOSITIVE POWER

652,173 shares of Common Stock (2)(3)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

652,173

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This statement on Schedule 13G is filed by DAG Ventures IV-QP, L.P. (“DAG IV-QP”), DAG Ventures IV, L.P. (“DAG IV”), DAG Ventures Management IV, LLC (“DAG IV LLC”), Messrs. R. Thomas Goodrich, John J. Cadeddu, Greg Williams, Young J. Chung and Nick Pianim (collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) The Note is convertible into the Issuer’s Common Stock at a price of $1.38 or, if lower, 90% of the price at which securities are sold upon the consummation of the Issuer’s immediate subsequent financing, but in no event shall the Issuer issue Common Stock upon conversion of the Note and the series of notes issued by the Issuer in excess of 19.99% of the total shares outstanding of the Issuer on the date of closing of the issuance of the Notes.
(3) The shares are issuable upon the optional conversion of that certain 1.25% secured convertible promissory note of the Issuer (the “Note”). The shares consist of (i) 589,839 shares of Common Stock held by DAG IV-QP and (ii) 62,334 shares of Common Stock held by DAG IV. DAG IV LLC serves as the general partner of DAG IV-QP and DAG IV. As such, DAG IV LLC possesses power to direct the voting and disposition of the shares owned by DAG IV-QP and DAG IV and may be deemed to have indirect beneficial ownership of the shares held by DAG IV-QP and DAG IV. DAG IV LLC owns no securities of the Issuer directly. Messrs. R. Thomas Goodrich, John J. Cadeddu, Greg Williams, Young J. Chung and Nick Pianim are Managing Directors of DAG IV LLC. As such, Messrs. R. Thomas Goodrich, John J. Cadeddu, Greg Williams, Young J. Chung and Nick Pianim possess power to direct the voting and disposition of the shares owned by DAG IV-QP and DAG IV and may be deemed to have indirect beneficial ownership of the shares held by DAG IV-QP and DAG IV. Messrs. R. Thomas Goodrich, John J. Cadeddu, Greg Williams, Young J. Chung and Nick Pianim own no securities of the Issuer directly.

Page 7 of 13 Pages

CUSIP No.	92911N104

1	NAMES OF REPORTING PERSONS Young J. Chung

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		652,173 shares of Common Stock (2)(3)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON

WITH:	8	SHARED DISPOSITIVE POWER

652,173 shares of Common Stock (2)(3)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

652,173

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This statement on Schedule 13G is filed by DAG Ventures IV-QP, L.P. (“DAG IV-QP”), DAG Ventures IV, L.P. (“DAG IV”), DAG Ventures Management IV, LLC (“DAG IV LLC”), Messrs. R. Thomas Goodrich, John J. Cadeddu, Greg Williams, Young J. Chung and Nick Pianim (collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) The Note is convertible into the Issuer’s Common Stock at a price of $1.38 or, if lower, 90% of the price at which securities are sold upon the consummation of the Issuer’s immediate subsequent financing, but in no event shall the Issuer issue Common Stock upon conversion of the Note and the series of notes issued by the Issuer in excess of 19.99% of the total shares outstanding of the Issuer on the date of closing of the issuance of the Notes.
(3) The shares are issuable upon the optional conversion of that certain 1.25% secured convertible promissory note of the Issuer (the “Note”). The shares consist of (i) 589,839 shares of Common Stock held by DAG IV-QP and (ii) 62,334 shares of Common Stock held by DAG IV. DAG IV LLC serves as the general partner of DAG IV-QP and DAG IV. As such, DAG IV LLC possesses power to direct the voting and disposition of the shares owned by DAG IV-QP and DAG IV and may be deemed to have indirect beneficial ownership of the shares held by DAG IV-QP and DAG IV. DAG IV LLC owns no securities of the Issuer directly. Messrs. R. Thomas Goodrich, John J. Cadeddu, Greg Williams, Young J. Chung and Nick Pianim are Managing Directors of DAG IV LLC. As such, Messrs. R. Thomas Goodrich, John J. Cadeddu, Greg Williams, Young J. Chung and Nick Pianim possess power to direct the voting and disposition of the shares owned by DAG IV-QP and DAG IV and may be deemed to have indirect beneficial ownership of the shares held by DAG IV-QP and DAG IV. Messrs. R. Thomas Goodrich, John J. Cadeddu, Greg Williams, Young J. Chung and Nick Pianim own no securities of the Issuer directly.

Page 8 of 13 Pages

CUSIP No.	92911N104

1	NAMES OF REPORTING PERSONS Nick Pianim

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		652,173 shares of Common Stock (2)(3)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON

WITH:	8	SHARED DISPOSITIVE POWER

652,173 shares of Common Stock (2)(3)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

652,173

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This statement on Schedule 13G is filed by DAG Ventures IV-QP, L.P. (“DAG IV-QP”), DAG Ventures IV, L.P. (“DAG IV”), DAG Ventures Management IV, LLC (“DAG IV LLC”), Messrs. R. Thomas Goodrich, John J. Cadeddu, Greg Williams, Young J. Chung and Nick Pianim (collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) The Note is convertible into the Issuer’s Common Stock at a price of $1.38 or, if lower, 90% of the price at which securities are sold upon the consummation of the Issuer’s immediate subsequent financing, but in no event shall the Issuer issue Common Stock upon conversion of the Note and the series of notes issued by the Issuer in excess of 19.99% of the total shares outstanding of the Issuer on the date of closing of the issuance of the Notes.
(3) The shares are issuable upon the optional conversion of that certain 1.25% secured convertible promissory note of the Issuer (the “Note”). The shares consist of (i) 589,839 shares of Common Stock held by DAG IV-QP and (ii) 62,334 shares of Common Stock held by DAG IV. DAG IV LLC serves as the general partner of DAG IV-QP and DAG IV. As such, DAG IV LLC possesses power to direct the voting and disposition of the shares owned by DAG IV-QP and DAG IV and may be deemed to have indirect beneficial ownership of the shares held by DAG IV-QP and DAG IV. DAG IV LLC owns no securities of the Issuer directly. Messrs. R. Thomas Goodrich, John J. Cadeddu, Greg Williams, Young J. Chung and Nick Pianim are Managing Directors of DAG IV LLC. As such, Messrs. R. Thomas Goodrich, John J. Cadeddu, Greg Williams, Young J. Chung and Nick Pianim possess power to direct the voting and disposition of the shares owned by DAG IV-QP and DAG IV and may be deemed to have indirect beneficial ownership of the shares held by DAG IV-QP and DAG IV. Messrs. R. Thomas Goodrich, John J. Cadeddu, Greg Williams, Young J. Chung and Nick Pianim own no securities of the Issuer directly.

Page 9 of 13 Pages

CUSIP No.	92911N104

Item 1(a)	Name of Issuer:

Vringo, Inc. (the “Issuer”)

Item 1(b)	Address of issuer’s principal executive offices:

799 Market Street, 4th Floor San Francisco, CA 94103 United States of America

Items 2(a)	Name of Reporting Persons filing:

DAG Ventures IV-QP, L.P. (“DAG IV-QP”) DAG Ventures IV, L.P. (“DAG IV”) DAG Ventures Management IV, LLC (“DAG IV LLC”) R. Thomas Goodrich John J. Cadeddu Greg Williams Young J. Chung Nick Pianim

Item 2(b)	Address or principal business office or, if none, residence:

DAG Ventures 251 Lytton Avenue, Suite 200 Palo Alto, California 94301 United States of America

Item 2(c)	Citizenship:

Name	Citizenship or Place of Organization
DAG IV-QP	Delaware, United States of America
DAG IV	Delaware, United States of America
DAG IV LLC	Delaware, United States of America
R. Thomas Goodrich	United States of America
John J. Cadeddu	United States of America
Greg Williams	United States of America
Young J. Chung	United States of America
Nick Pianim	United States of America

Item 2(d)	Title of class of securities:

Common Stock

Item 2(e)	CUSIP No.:

92911N104

Item 3	If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filings is a:

Not applicable.

Page 10 of 13 pages

CUSIP No.	92911N104

Item 4	Ownership

The following information with respect to the ownership of Common Stock of the Issuer by the Reporting Persons filing this statement on Schedule 13G as of July 21, 2011:

		Sole	Shared	Sole	Shared
	Shares Held	Voting	Voting	Dispositive	Dispositive	Beneficial	Percentage
Reporting Persons	Directly	Power	Power (1)	Power	Power (1)	Ownership (1)	of Class (1)
DAG IV-QP	589,839	0	652,173	0	652,173	652,173	9.6%
DAG IV	62,334	0	652,173	0	652,173	652,173	9.6%
DAG IV LLC (2)	0	0	652,173	0	652,173	652,173	9.6%
R. Thomas Goodrich (2)	0	0	652,173	0	652,173	652,173	9.6%
John J. Cadeddu (2)	0	0	652,173	0	652,173	652,173	9.6%
Greg Williams (2)	0	0	652,173	0	652,173	652,173	9.6%
Young J. Chung (2)	0	0	652,173	0	652,173	652,173	9.6%
Nick Pianim (2)	0	0	652,173	0	652,173	652,173	9.6%

(1)	Represents the number of shares of Common Stock currently underlying all Securities held by the Reporting Persons.

(2)
DAG IV LLC serves as the general partner of DAG IV-QP and DAG IV. As such, DAG IV LLC possesses power to direct the voting and disposition of the shares owned by DAG IV-QP and DAG IV and may be deemed to have indirect beneficial ownership of the shares held by DAG IV-QP and DAG IV. DAG IV LLC owns no securities of the Issuer directly. Messrs. R. Thomas Goodrich, John J. Cadeddu, Greg Williams, Young J. Chung and Nick Pianim are Managing Directors of DAG IV LLC. As such, Messrs. R. Thomas Goodrich, John J. Cadeddu, Greg Williams, Young J. Chung and Nick Pianim possess power to direct the voting and disposition of the shares owned by DAG IV-QP and DAG IV and may be deemed to have indirect beneficial ownership of the shares held by DAG IV-QP and DAG IV. Messrs. R. Thomas Goodrich, John J. Cadeddu, Greg Williams, Young J. Chung and Nick Pianim own no securities of the Issuer directly.

Item 5	Ownership of 5 Percent or Less of a Class

Not applicable.

Item 6	Ownership of More than 5 Percent on Behalf of Another Person

If this statement is being filed to report the fact that as of the date hereof, the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not applicable.

Item 8	Identification and Classification of Members of the Group

Not applicable.

Item 9	Notice of Dissolution of Group

Not applicable.

Item 10	Certifications

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 11 of 13 pages

CUSIP No.	92911N104
SIGNATURES
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: August 2, 2011

DAG VENTURES IV-QP, L.P. BY: DAG VENTURES MANAGEMENT IV, LLC ITS: GENERAL PARTNER

By:	/s/ Nick Pianim
Nick Pianim
Managing Director

DAG VENTURES IV, L.P. BY: DAG VENTURES MANAGEMENT IV, LLC ITS: GENERAL PARTNER

By:	/s/ Nick Pianim
Nick Pianim
Managing Director

DAG VENTURES MANAGEMENT IV, LLC
/s/ Nick Pianim
Nick Pianim
Managing Director

/s/ R. Thomas Goodrich
R. Thomas Goodrich

/s/ John J. Cadeddu
John J. Cadeddu

/s/ Greg Williams
Greg Williams

/s/ Young Chung
Young J. Chung

/s/ Nick Pianim
Nick Pianim

Exhibit(s):

Exhibit 99.1:	Joint Filing Statement

Page 12 of 13 pages